                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
            PURSUANT TO RULES 13D-1(B) AND (C) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2(b)

                          (AMENDMENT NO. ___________)*


                              LOMAK PETROLEUM INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                   $2.03 SERIES C CONVERTIBLE PREFERRED STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    541509402
--------------------------------------------------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  |X|      Rule 13d-1(b)

                  |_|      Rule 13d-1(c)

                  |_|      Rule 13d-1(d)


                              --------------------




                  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

                  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).


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--------------------------                   -----------------------------------
CUSIP NO. 541509402                13G                PAGE 2 OF 10 PAGES
--------------------------                   -----------------------------------

--------------------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
          I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Forest Investment Management LLC

--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                    (b)  [   ]

--------------------------------------------------------------------------------
3         SEC USE ONLY


--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

--------------------------------------------------------------------------------
                            5        SOLE VOTING POWER
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY              187,300
  EACH REPORTING PERSON
           WITH
                            ----------------------------------------------------
                            6        SHARED VOTING POWER
                                     Zero

                            ----------------------------------------------------
                            7        SOLE DISPOSITIVE POWER
                                     187,300

                            ----------------------------------------------------
                            8        SHARED DISPOSITIVE POWER
                                     Zero

--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          187,300

--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*

                                                                        [   ]

--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          16.29%

--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*
          IA

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



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--------------------------                   -----------------------------------
CUSIP NO. 541509402                13G                PAGE 3 OF 10 PAGES
--------------------------                   -----------------------------------



--------------------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
          I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Founders Financial Group, L.P.

--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                    (b)  [   ]


--------------------------------------------------------------------------------
3         SEC USE ONLY


--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

--------------------------------------------------------------------------------
                            5        SOLE VOTING POWER
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY              187,300
  EACH REPORTING PERSON
           WITH
                            ----------------------------------------------------
                            6        SHARED VOTING POWER
                                     zero
                            ----------------------------------------------------
                            7        SOLE DISPOSITIVE POWER
                                     187,300

                            ----------------------------------------------------
                            8        SHARED DISPOSITIVE POWER
                                     zero

--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          187,300

--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*

                                                                        [   ]

--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          16.29%

--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*
          PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                   -----------------------------------
CUSIP NO. 541509402                13G                PAGE 4 OF 10 PAGES
--------------------------                   -----------------------------------


--------------------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
          I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Michael A. Boyd, Inc.

--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                    (b)  [   ]


--------------------------------------------------------------------------------
3         SEC USE ONLY


--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          Connecticut

--------------------------------------------------------------------------------
                            5        SOLE VOTING POWER
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY              187,300
  EACH REPORTING PERSON
           WITH
                            ----------------------------------------------------
                            6        SHARED VOTING POWER
                                     zero

                            ----------------------------------------------------
                            7        SOLE DISPOSITIVE POWER
                                     187,300

                            ----------------------------------------------------
                            8        SHARED DISPOSITIVE POWER
                                     zero

--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          187,300

--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*

                                                                        [   ]

--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          16.29%

--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*
          CO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                   -----------------------------------
CUSIP NO. 541509402                13G                PAGE 5 OF 10 PAGES
--------------------------                   -----------------------------------



--------------------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
          I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Michael A. Boyd

--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                    (b)  [   ]


--------------------------------------------------------------------------------
3         SEC USE ONLY


--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          United States

--------------------------------------------------------------------------------
                            5        SOLE VOTING POWER
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY              187,300
  EACH REPORTING PERSON
           WITH
                            ----------------------------------------------------
                            6        SHARED VOTING POWER
                                     zero
                            ----------------------------------------------------
                            7        SOLE DISPOSITIVE POWER
                                     187,300

                            ----------------------------------------------------
                            8        SHARED DISPOSITIVE POWER
                                     zero

--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          187,300

--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*

                                                                        [   ]

--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          16.29%

--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*
          IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                   -----------------------------------
CUSIP NO. 541509402                13G                PAGE 6 OF 10 PAGES
--------------------------                   -----------------------------------



ITEM 1(A).        NAME OF ISSUER:

                  Lomak Petroleum Inc. (the "Issuer").

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  500 Throckmorton Street, Fort Worth, Texas 76102.


ITEM 2(A).        NAME OF PERSON FILING:

                  This statement is filed by the following persons: (a) Forest Investment Management LLC, an Investment Advisor registered under the Investment Advisors Act of 1940, as amended ("Forest"), (b) Founders Financial Group L.P. ("Founders"), in its capacity as the owner of a controlling interest in Forest, (c) Michael A. Boyd, Inc. ("MAB, Inc."), in its capacity as the general partner of Founders and (d) Michael
                  A. Boyd ("Mr. Boyd"), in his capacity as the sole director and shareholder of MAB, Inc. (collectively, the "Filing Parties").

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                  The principal business office of each of the Filing Parties is 53 Forest Avenue, Old Greenwich, Connecticut 06870.

ITEM 2(C).        CITIZENSHIP:

                  Forest is a Delaware Limited Liability Company.  Founders is a
                  Delaware  Limited    Partnership.  MAB    is  a    Connecticut
                  corporation.  Mr. Boyd is a United States citizen.

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  This statement relates to shares of Lomak Petroleum $2.03 Series C Convertible Preferred Stock (the "Preferred Stock").

ITEM 2(E).        CUSIP NUMBER:

                  541509402

ITEM 3.           IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2
                  (b) OR (c), CHECK WHETHER THE PERSON FILING IS A :

                  (a) |_| Broker or dealer  registered  under  Section 15 of the
                          Exchange Act.

                  (b) |_|  Bank as defined in  Section  3(a)(6) of the  Exchange
                           Act.

                  (c) |_| Insurance company as defined in Section 3(a)(19) of the Exchange Act.

                  (d) |_| Investment company registered under Section 8 of the Investment Company Act.

                  (e) |X|  An  investment   adviser  in  accordance  with  Rule
                           13d-1(b)(1)(ii)(E);

                  (f) |_|  An  employee  benefit  plan  or  endowment  fund   in
                           accordance with Rule 13d-1(b)(1)(ii)(F);

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CUSIP NO. 541509402                13G                PAGE 7 OF 10 PAGES
--------------------------                   -----------------------------------



                  (g)  |_|  A  parent  holding  company  or  control  person  in
                            accordance with Rule 13d-1(b)(1)(ii)(G);

                  (h)  |_|  A savings association as  defined in Section 3(b) of
                            the Federal Deposit Insurance Act;

                  (i)  |_|  A   church   plan   that   is   excluded   from  the
                            definition  of an investment  company  under Section
                            3(c)(14) of the Investment Company Act;

                  (j) |_|   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                  If this statement is filed pursuant to Rule 13d-1(c), check this box. |_|


ITEM 4.           OWNERSHIP:

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
Item 1.

                  (a)     AMOUNT BENEFICIALLY OWNED:

                        Each of Forest, Founders, MAB, Inc. and Mr. Boyd beneficially own 187,300 shares of Issuer's Preferred Stock.

                  (b)     PERCENT OF CLASS:

                        Each of Forest, Founders, MAB, Inc. and Mr. Boyd beneficially own 16.29% of the Issuer's Preferred Stock.

                  (c)     NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  (i)     Sole power to vote or to direct the vote

                        Each of Forest, Founders, MAB, Inc. and Mr. Boyd has the sole power to vote or direct the vote of the 187,300 shares of Preferred Stock.

                  (ii)    Shared power to vote or to direct the vote

                        Zero.

                  (iii)   Sole power to dispose or to direct the disposition of

                        Each of Forest, Founders, MAB, Inc. and Mr. Boyd has the
                        sole   power  to  vote  or  dispose  or  to  direct  the
                        disposition  of the 187,300 shares of Preferred Stock.


                  (iv)     Shared power to dispose or direct the disposition of

                         Zero.

                  INSTRUCTION:  For  computations  regarding   securities  which
represent  a right to  acquire  an underlying security SEE Rule 13d-3(d)(1).



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--------------------------                   -----------------------------------
CUSIP NO. 541509402                13G                PAGE 8 OF 10 PAGES
--------------------------                   -----------------------------------



ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

         INSTRUCTION.  Dissolution of a group requires a response to this item.



ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of an employee benefit plan, pension fund or endowment fund is not required.

               N/A

ITEM 7.       IDENTIFICATION   AND  CLASSIFICATION   OF  THE  SUBSIDIARY   WHICH
              ACQUIRED  THE  SECURITY  BEING REPORTED  ON  BY THE PARENT HOLDING
              COMPANY:

         If a parent holding company has filed this schedule pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identification of the relevant subsidiary.

               N/A


ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         If a group has filed this schedule pursuant to Rule 13d-1(b)(1)(ii)(J), so indicate under Item 3(h) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(d), attach an exhibit stating the identity of each member of the group.

              N/A


ITEM 9.       NOTICE OF DISSOLUTION OF GROUP:

         Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. SEE Item 5.

             N/A


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--------------------------                   -----------------------------------
CUSIP NO. 541509402                13G                PAGE 9 OF 10 PAGES
--------------------------                   -----------------------------------

ITEM 10.     CERTIFICATION:

         (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

                           "By signing  below I certify  that, to the best of my
                  knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."


                            [SIGNATURES ON NEXT PAGE]



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--------------------------                   -----------------------------------
CUSIP NO. 541509402                13G                PAGE 10 OF 10 PAGES
--------------------------                   -----------------------------------



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                           FOREST INVESTMENT MANAGEMENT LLC



Dated:  August 6, 1998                     By:  /s/ Michael A. Boyd
                                              ----------------------------------
                                              Michael A. Boyd, Chairman


                                           FOUNDERS FINANCIAL GROUP, L.P.



                                           By: /s/ Michael A. Boyd
                                              ----------------------------------
Dated:  August 6, 1998                        Michael A. Boyd, Chairman


                                           MICHAEL A. BOYD, INC.



Dated:  August 6, 1998                     By: /s/ Michael A. Boyd
                                              ----------------------------------
                                              Name:  Michael A. Boyd
                                              Title:  President


                                              MICHAEL A. BOYD



                                              By: /s/ Michael A. Boyd
Dated:  August 6, 1998                           -------------------------------
                                                 Name:  Michael A. Boyd

         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

         NOTE. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE Rule 13d-7(b) for other parties for whom copies are to be sent.

         ATTENTION. Intentional misstatements or omissions of fact constitute federal criminal violations (SEE 18 U.S.C. 1001).